Exhibit 23.1

                       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-218976, 333-189730, 333-166511, and 333-138636) of our reports dated March 16, 2020, with respect to the consolidated financial statements of Southern National Bancorp of Virginia, Inc.  (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the Company’s 2019 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Greenville, North Carolina

March 16, 2020